Exhibit 99.1

Digital Broadband Networks Preannounces Revenue and Earnings Estimates for Second Quarter 2003

    FLEMINGTON, N.J.--(BUSINESS WIRE)--July 1, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net today announced that it anticipates higher revenues for the six months ending June 30, 2003. Revenues for the six-month period ending June 30, 2003 are expected to be approximately $7.5 million, 7% higher than the corresponding period ended June 30, 2002. The Company reported cumulative revenues of $3.6 million for the three-month ended March 31, 2003 and expects to record revenue of about $3.9 million for the three-month ending June 30, 2003.
    In line with the increased revenues, Digital Broadband Networks, Inc. anticipates improved earnings for the six-month period ending June 30, 2003, compared to the net loss of $103,000 in the six months ended June 30, 2002. For the three months ended March 31, 2003, the Company reported a net income of approximately $57,000 and announced that it forecasts an increase in quarter over quarter net income. As a result, the Company expects its cash balance as of June 30, 2003 to reach $165,000, compared to $1,000 as of March 31, 2003.
    Digital Broadband Networks, Inc. cautions that its anticipated results are preliminary, based on the best information currently available, and subject to customary year-end audit procedures.

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.

    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net
             or
             L.G. Zangani, LLC
             Leonardo Zangani, 908/788 9660
             leonardo@zangani.com